Exhibit 99.2

NOTICE OF REDEMPTION TO THE HOLDERS

OF

SESI, L.L.C.

6 7/8% SENIOR NOTES DUE 2014

(CUSIP No. 78412F AF1)*

NOTICE IS HEREBY GIVEN THAT, pursuant to paragraph 5 of the 6 7/ 8% Senior Notes due December 1, 2014 (the “Notes) and in accordance with Section 3.07(c) of the Indenture dated as of May 22, 2006 (the “Indenture”) among SESI, L.L.C., a Delaware limited liability company (the “Company”), Superior Energy Services, Inc., a Delaware corporation, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), the Company has elected to redeem all of the outstanding Notes ($150,000,000.00 aggregate principal amount of Notes is currently outstanding) on May 24, 2013 (the “Redemption Date”), at the redemption price of 100.000% of the face amount thereof, plus any accrued and unpaid interest to, but not including, the Redemption Date (the “Redemption Price”).

On the Redemption Date, the Redemption Price will become due and payable on the outstanding Notes. Unless the Company defaults in the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holder of the Notes after such date will be to receive payment of the Redemption Price upon surrender of the Notes to The Bank of New York Mellon Trust Company, as paying agent (the “Paying Agent”).

To collect the Redemption Price, the Notes must be presented and surrendered to the Paying Agent on or after the Redemption Date at the offices of the Paying Agent at:

HAND DELIVERY – NY Drop	OVERNIGHT MAIL:	BY MAIL:
The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
Trust Company, N.A.	Trust Company, N.A.	Trust Company, N.A.
111 Sanders Creek Parkway	111 Sanders Creek Parkway	111 Sanders Creek Parkway
East Syracuse, NY 13057	East Syracuse, NY 13057	East Syracuse, NY 13057

The method of delivery is at the option and risk of the holder. If delivered by mail, certified or registered mail, properly insured, is recommended for your protection.

SESI, L.L.C.

Dated: May 13, 2013	By:	Superior Energy Services, Inc., as
Managing Member

	By:	/s/ Robert S. Taylor
Robert S. Taylor Executive Vice President, Chief Financial Officer and Treasurer

*	No representation is made as to the accuracy of the CUSIP numbers either as printed on the Notes or as set forth in this Notice of Redemption.

U.S. FEDERAL INCOME TAX LAW MAY REQUIRE THE WITHHOLDING OF 31% OF ANY PAYMENTS TO HOLDERS PRESENTING THEIR NOTES FOR REDEMPTION WHO HAVE FAILED TO FURNISH A TAXPAYER IDENTIFICATION NUMBER OR CERTIFICATE OF NON-U.S. STATUS, CERTIFIED TO BE CORRECT UNDER PENALTY OF PERJURY. HOLDERS MAY ALSO BE SUBJECT TO A PENALTY OF $50 FOR FAILURE TO PROVIDE SUCH NUMBER. THEREFORE, PLEASE PROVIDE THE APPROPRIATE CERTIFICATION (SUCH AS U.S. TAX FORM W-8 OR W-9, AS APPLICABLE) WHEN PRESENTING YOUR SECURITIES FOR PAYMENT. HOLDERS MAY ALSO BE SUBJECT TO CIVIL AND CRIMINAL PENALTIES FOR PROVIDING FALSE INFORMATION.